Change in Control Provisions

1.Involuntary Termination during a Change in Control Period: If your employment with E*TRADE Financial Corporation (the “Company”) is terminated as a result of an Involuntary Termination during a Change in Control Period, then subject to you signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date of termination, you shall receive the following benefits, in addition to any compensation and benefits earned and unpaid through the date of your termination of employment:

(a)    a lump sum cash severance payment equal to two times the sum of (x) your annual base salary as in effect immediately prior to such termination, or if higher, as in effect immediately prior to the first event constituting Change in Control Period Good Reason and (y) your annual cash performance bonus at the target payment level in effect for the year in which such termination occurs, or, if higher, in effect for the year preceding the first occurrence of an event constituting Change in Control Period Good Reason, which payment shall be paid within 30 days following the effectiveness of the Release, but in no event later than March 15 of the year following the year in which such termination of employment occurs;

(b)    a lump sum cash payment equal to the product of (x) the annual cash performance bonus (which shall be no less than the annualized amount accrued by the Company) that would have been paid to you had you remained employed through the date of payment, based on the Company’s actual performance for the year in which such termination occurs, and (y) a fraction, the numerator of which is the number of days elapsed in the calendar year in which such termination occurs and the denominator of which is 365, which payment shall be paid no later than March 15 of the year following the year in which such termination of employment occurs;

(c)    each Time-Based Equity Grant shall become fully vested (and, with respect to restricted stock units, converted into shares) in full as of the date on which the Release becomes effective; provided that, to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), (x) if such termination occurs during a Change in Control Period but prior to a Change in Control that constitutes a “a change in ownership”, a “change in effective control”, or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A, and the regulations promulgated under Section 409A, then to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, any restricted stock units will be settled on the same dates on which such settlement would have occurred if you remained employed and (y) if the 60 day period referenced in this Section 1 in respect of the Release begins in one calendar year and ends in another, then the RSUs will be settled in the second calendar year; and

(d)    reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 24 months following your termination of employment, or (B) the date that you become eligible for medical coverage from a subsequent employer; provided that (x) it shall be your obligation to inform the Company that you have become eligible for such medical coverage and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if you are no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage.

2.Certain Definitions: For the purposes of this Exhibit A, the following capitalized terms shall have the meanings set forth below. For the avoidance of doubt, to the extent any of the following defined terms conflict with any corresponding defined term in any other agreement applicable to you, the following defined terms shall prevail:

(a)    “Cause” shall mean any of the following:

(i)    Your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any material employment or Company records;

(ii)    Your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company;

(iii)    Your intentional and repeated failure to perform stated duties after notice from the Company of, and a reasonable opportunity to cure, such failure;

(iv)    Your improper disclosure of the Company’s confidential or Proprietary Information;

(v)    any material breach by you of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by you and has a material detrimental effect on the Company’s reputation or business; or

(vi)    any material breach by you of the Letter Agreement, this Exhibit A or of any agreement regarding proprietary information and inventions, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.

In the event that the Company terminates your employment for Cause, the Company shall provide written notice to you of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an involuntary termination without Cause, unless, within thirty (30) days following the termination, the Company first discovers facts that would have established “Cause” for termination, those facts were not known by the Company at the time of the termination, and the Company provides you with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, within 30 days of such discovery.

(b)    “Change in Control Period” shall mean the period commencing on the earlier of: (i) 60 days prior to the date of consummation of the Change in Control; (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the one-year anniversary date of the consummation of the Change in Control.

(c)	“Change in Control Period Good Reason” shall mean any of the following conditions:

(i)    a material decrease in your base salary other than as part of any across-the-board reduction applying to all employees of an acquiror;

(ii)    a material, adverse change in your title, authority, responsibilities or duties, as measured against your title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection (ii), in addition to any other material, adverse change in title, authority, responsibilities or duties, a material diminution in the authority, duties, or responsibilities of the supervisor to whom you are required to report shall constitute an event of “Change in Control Period Good Reason”;

(iii)    the relocation of your principal workplace to a location greater than fifty (50) miles from the prior workplace;

(iv)    any material breach by the Company of any provision of the Letter Agreement or this Exhibit A, which breach is not cured within thirty (30) days following written notice of such breach from you; or

(v)    any failure of the Company to obtain the assumption (by operation of law or by contract) of the Letter Agreement or this Exhibit A by any successor or assign of the Company;

provided that you shall have provided written notice to the Company of the existence of the condition constituting Change in Control Period Good Reason within 90 days of the initial existence of the condition.

(d)    “Incumbent Directors” shall mean members of the Company’s Board of Directors (the “Board”) who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

(e)	“Involuntary Termination” shall mean the occurrence of one of the following:

(i)    termination by the Company of your employment with the Company for any reason other than Cause or permanent disability (within the meaning of Section 22(e)(3) of the Code), at any time; or

(ii)    your resignation from employment for Change in Control Period Good Reason within six months following the occurrence of the event constituting Change in Control Period Good Reason.

(f)    “Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, vendor lists, customer lists, terms of compensation and performance levels of Company employees, and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from another person or entity.

(g)    “Release” shall mean a general release of claims substantially in the form attached as Exhibit B hereto.

(h)    “Time-Based Equity Grant” shall mean any options, restricted stock awards, restricted stock units and other equity awards at any particular time that are subject to vesting based solely on your continued employment.

3.	Section 409A.

(a)    The benefits provided under this Exhibit A are intended to qualify for the short-term deferral exception to Section 409A, described in the regulations promulgated under Section 409A (the “Section 409A Regulations”) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to the benefits provided under this Exhibit A, such benefits are intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right, without your consent, to accelerate any payment or the provision of any benefits hereunder if such payment or provision of such benefits would, as a result, be subject to accelerated tax or tax penalties under Section 409A. To the extent any payment under this Exhibit A is determined to be deferred compensation subject to Section 409A and the timing of such payment is conditioned on the Release becoming effective, then to the extent required to avoid penalty under Section 409A, any such payment that could be paid in either of two taxable years shall be made in the second taxable year.

(b)    Without limiting the generality of the foregoing, if you are a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then to the extent required in order to avoid accelerated tax or tax penalties under Section 409A, amounts that would otherwise be payable to you under this Exhibit A during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the first to occur of (i) the date that is six months following your termination of employment and (ii) the date of your death.

(c)    Except as expressly provided otherwise in this Exhibit A, no reimbursement payable to you pursuant to any provisions of this Exhibit A shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

(d)    For purposes of this Exhibit A, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the rules of Section 409A.

4.	Section 280G.

(a)    If the payments and benefits provided to you under this Exhibit A, either alone or together with other payments and benefits provided to you from the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in you retaining a larger amount than if you received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments shall be made at the Company’s cost by the Company’s independent public accountants or another firm designated by the Company, and may be determined using reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall pay your costs incurred for tax, accounting and other professional advice in the event of a challenge of any such reasonable, good faith interpretations by the Internal Revenue Service.

(b)    In the case of a reduction in the Total Payments pursuant to Section 4(a), the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A
24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and
(v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

5.	Miscellaneous Provisions.

(a)    Entire Agreement. This Exhibit A constitutes the entire agreement between the Company and you with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, whether written or oral, with respect to such subject matter, including without limitation the Company’s Senior Vice President Change in Control Severance Policy. Notwithstanding the foregoing, this Exhibit A does not supersede or otherwise affect the terms of any stock option, restricted stock, restricted stock unit award or other Company stock-based award agreements between you and the Company to the extent not modified by this Exhibit A. Any amounts payable under this Exhibit A shall be reduced by any amounts paid in lieu of notice under the WARN Act or similar law.

(b)    No Waiver. The failure of the Company or you to insist upon strict adherence to any term of this Exhibit A on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Exhibit A.

(c)    Severability. In the event that any one or more of the provisions of this Exhibit A shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Exhibit A shall not be affected thereby.

(d)    Successors. This Exhibit A shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors (including successors to all or substantially all of the stock, business and/or assets of the Company), heirs, distributees, devisees and legatees of the Company and you.

(e)    Withholding Taxes. The Company may withhold from any amounts payable under this Exhibit A such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(f)    No Employment Rights. Your rights as an employee, and the rights of the Company (and any of its affiliates) to discharge you as an employee, shall not be enlarged or affected by reason of this Exhibit A. Nothing contained in this Exhibit A shall be deemed to alter in any manner the management rights of the Company with respect to your employment status, title or job duties or responsibilities.

(g)    No Mitigation or Offset. You shall not be required to mitigate damages or the amount of any payments under this Exhibit A by seeking other employment or otherwise and, except as set forth in Section 1(d), in no event shall any amount received by you following termination of employment serve to offset or otherwise reduce any amount payable or benefit to be provided to you under this Exhibit A.

(h)    No Funding. The Exhibit A is intended to be an unfunded arrangement. All payments under this Exhibit A are made from the Company’s general assets. Benefits under this Exhibit A are not insured under Title IV of ERISA.

(i)    Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Exhibit A or breach thereof shall be governed by and under the laws of the State of New York, to be interpreted as a contract between residents of the State of New York performed entirely within the State of New York.